EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CELL THERAPEUTICS AND SPECTRUM PHARMACEUTICALS

CLOSE TRANSACTION FORMING JOINT VENTURE TO

MARKET ZEVALIN IN THE US

December 16, 2008 Seattle—Cell Therapeutics, Inc.(CTI) (NASDAQ and MTA: CTIC) announced today they have closed the transaction with Spectrum Pharmaceuticals, Inc. to form a 50/50 owned joint venture, RIT Oncology LLC (LLC), to commercialize and develop Zevalin® ([90Y]-ibritumomab tiuxetan) in the United States. In connection with the closing, Cell Therapeutics received an initial payment of $7.5 million and will receive an additional $7.5 million in early January. The Company may earn an additional $15 million in product sales milestone payments upon achievement of certain revenue targets.

“RIT Oncology is the first business venture focused on the advancement of radioimmunotherapy (RIT) in the treatment of lymphoma which provides significant resources to help accomplish that mission,” said James A. Bianco, M.D., CEO of Cell Therapeutics, Inc. “RIT like Zevalin has been underutilized since its introduction in 2002. With the potential for a first-line indication for consolidation of remission in patients with follicular non-Hodgkin’s lymphoma, we will be uniquely positioned to maximize physician and patient access with this potentially valuable treatment option.”

Zevalin, a radioimmunotherapeutic, has been exclusively marketed by CTI in the United States since December, 2007 and will now be marketed jointly by CTI and Spectrum through the LLC for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients who have rituximab-refractory follicular NHL. The U.S. Food and Drug Administration (FDA) has accepted for filing and review, and has granted priority review status for, a supplemental Biologics License Application (sBLA) filed by CTI for use of Zevalin as consolidation therapy for patients with follicular B-cell non-Hodgkin’s lymphoma who achieve a response to first-line therapy. A Prescription Drug User Fee Act (PDUFA) target date of April 2, 2009 has been established by the FDA for a decision regarding the Zevalin sBLA.

CTI and Spectrum are the sole members of the LLC whose sole purpose is to commercialize Zevalin in the United States. The LLC is governed by a Board of Managers comprised of an equal number of members from both companies. Both parties will equally provide for the future capital requirements of the LLC and share equally in the profits and losses of the LLC.

Cell Therapeutics acquired the U.S. rights to develop, market and sell Zevalin from Biogen Idec Inc. (Biogen) in December 2007. As a condition to obtaining the consent of Biogen to convey the Zevalin-related assets to the LLC, among other things, CTI and Biogen have restructured certain milestone payments under the Asset Purchase Agreement dated August 15, 2007 between CTI and Biogen, which milestone payments are the responsibility of the LLC. As part of the milestone restructuring, the LLC has paid to Biogen $2 million and, upon receiving approval from the FDA to expand the labeling for Zevalin with respect to an indolent non-Hodgkin’s lymphoma indication prior to 2011, the LLC will pay to Biogen a reduced milestone payment. In connection with the closing, CTI has made a $1.6 million capital contribution to the LLC.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive strategic advisor in connection with the transaction.

About Zevalin®

Zevalin® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the Zevalin therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab refractory follicular NHL. Zevalin is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 Zevalin administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the Zevalin therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to Zevalin therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). Zevalin should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database there were nearly 400,000 people in the U.S. with NHL in 2004. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with NHL in 2008. Additionally, approximately 19,160 are expected to die from this disease in 2008.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, including the success of the joint venture in commercializing and developing Zevalin, the ability of the joint venture to accelerate top-line revenues in the near-term, and the ability to integrate Zevalin into Spectrum’s commercial, marketing and medical affairs teams, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of Zevalin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Zevalin in particular including, without limitation, the potential for Zevalin FIT data to be acceptable to the FDA for this expanded indication or any other indication, the ability of CTI to continue to raise capital to fund its operations and the capital requirements of the joint venture, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, and costs of developing, producing and selling Zevalin. There is also a risk that even if label expansion of Zevalin is approved, it may not result in a significant market increase for the drug due to the presence of other treatment options, failure to gain market acceptance and other factors. You should also review the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors